Filed pursuant to Rule 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 2
DATED FEBRUARY 28, 2017
TO THE PROSPECTUS DATED FEBRUARY 2, 2017
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 2 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 2, 2017, as previously supplemented by Supplement No. 1 dated February 17, 2017. Unless otherwise defined in this Supplement No. 2, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

The following disclosure supplements, and should be read in conjunction with, the “Questions and Answers About the Offering — Q: If I buy shares, will I receive distributions and, if so, how often?” section on page 8 of the prospectus, the “Prospectus Summary — Distribution Policy” section beginning on page 33 of the prospectus, the “Description of Securities — Distribution Policy” section beginning on page 142 of the prospectus and all similar discussions appearing throughout the prospectus.

Cash Distributions on Class T-3 Shares

On February 21, 2017, our board of directors declared cash distributions payable to stockholders of record of Class T-3 Shares as of the close of business on each day beginning March 1, 2017 and ending March 31, 2017, in an amount equal to $0.003306849 per day per Class T-3 Share. We will pay the cash distributions on or before April 7, 2017.

Special Stock Dividend

Also on February 21, 2017, our board of directors declared a special stock dividend of 1% of each outstanding share of common stock, which is equal to 0.01 Class A Shares per each outstanding Class A Share, 0.01 Class T Shares per each outstanding Class T Share and 0.01 Class T-3 Shares per each outstanding Class T-3 Share, payable to stockholders of record of each applicable class at the close of business on May 31, 2017. We will issue the stock dividends on or before June 7, 2017. Our board of directors does not presently intend to declare dividends payable in additional shares on any class of our common stock after we pay the currently declared stock dividends, and there is no assurance that our board will declare dividends payable in additional shares in the future.

The cash distributions on Class T-3 Shares have been reduced compared to the cash distributions on Class A Shares, partially offsetting the distribution and stockholder servicing fee on the Class T-3 Shares.  The remaining distribution and stockholder servicing fee will impact the estimated value per share of Class T-3 Shares.

S-1